Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-159899, 333-166327, 333-177168, 333-184543, 333-197437 and 333-208381 on Form S-8 and Registration Statement No. 333-215776 on Form S-3 of our report dated March 13, 2017 (which includes an explanatory paragraph regarding Cryoport, Inc.’s ability to continue as a going concern), with respect to the consolidated financial statements of Cryoport, Inc. and subsidiary included in this Transition Report on Form 10-K of Cryoport, Inc. for the nine month period ended December 31, 2016.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 13, 2017